Exhibit 34.1.1

[Letterhead of PricewaterhouseCoopers LLP]

PricewaterhouseCoopers LLP
300 Madison Avenue New York NY 10017 Telephone (646) 471-3000 www.pwc.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Residential Capital, LLC:

We have examined GMAC Mortgage, LLC’s (the “Company”), a subsidiary of Residential Capital, LLC, compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for (i) all SEC-registered transactions closed on or after January 1, 2006 and (ii) unregistered transactions where the Company has agreed to prepare an assessment of compliance in conformity with Item 1122 of Regulation AB, for which the Company acted as master servicer and securities administrator and involving first and second lien mortgage loans and home equity loan (the “Platform”) described in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(ii),(iii);1122(d)(2)(i),(iv),(v),(vi),(vii); 1122(d)(4)(i),(ii),(iv),(v),(vi),(vii),(viii),(ix),(x),(xi),(xii),(xiii), and(xiv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Appendix B to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(3)(i)(B) of Regulation AB applicable to the Company during the year ended December 31, 2007. Certain investor reports did not provide information calculated in accordance with the terms specified in the transaction agreements, as required by criterion 1122(d)(3)(i)(B).

In our opinion, except for the material noncompliance described in the preceding paragraph, GMAC Mortgage, LLC complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 17, 2008